Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

RICE ENERGY MARKETING LLC

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 10, 2014 (this “Agreement”), is adopted, executed and agreed to by Rice Energy Appalachia, LLC, a Delaware limited liability company (the “Sole Member”).

1. Formation. Rice Energy Marketing LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”). This Agreement shall be deemed to have become effective upon the formation of the Company.

2. Term. The Company shall have perpetual existence.

3. Purposes. The purpose and nature of the business to be conducted by the Company shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and to do anything necessary or appropriate to effect the foregoing.

4. Members; Membership Interests; Liabilities of Members. Upon execution of this Agreement, the Sole Member shall be admitted as the sole member of the Company. The membership interest of the Sole Member is set forth on Exhibit A (the “Membership Interest”). The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company. The failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing personal liability on the Sole Member for the debts, obligations or liabilities of the Company.

5. Office and Agent. The Company shall continuously maintain a registered office and registered agent in the State of Delaware as required by the Act. The registered office and registered agent for the Company in the State of Delaware shall be the name and address set forth in the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware or as determined by the Sole Member from time to time in the manner provided by applicable law. The Company may also have such other offices as the Sole Member may from time to time determine or as the business of the Company may require, which need not be in the State of Delaware.

6. Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000 in exchange for the Membership Interest. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

7. Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated to the Sole Member.

8. Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

9. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Sole Member. The Sole Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Sole Member has the authority to bind the Company and is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

10. Officers. The Sole Member may, from time to time, designate one or more persons to be officers of the Company (an “Officer”) on such terms and conditions as the Sole Member may determine. Any two or more offices may be held by the same person. To the fullest extent permitted by law, Officers are not “managers,” as that term is used in the Act. Any Officer so designated shall have such title and authority and perform such duties as the Sole Member may, from time to time, designate. Unless the Sole Member decides otherwise, if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Sole Member. Each Officer shall hold office until his successor shall be duly designated and qualified or until his death or until he shall resign or shall have been removed. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Sole Member. Any Officer may resign as such at any time. The Sole Member may delegate to any Officer any of the Sole Member’s powers under this Agreement, including, without limitation, the power to bind the Company. Any delegation pursuant to this Section 10 may be revoked at any time by the Sole Member. Any Officer may be removed as such, with or without cause, by the Sole Member at any time. Designation of an Officer shall not, in and of itself, create contractual rights.

11. Bank Accounts. The Sole Member or its designee shall have the authority to open and maintain bank accounts in accordance with this Agreement.

12. Exculpation; Indemnification. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member, nor any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of the Sole Member, or any manager, officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered

Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Company, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all civil, criminal, administrative or investigative losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 12 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Sole Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 12.

13. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

14. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

15. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

RICE ENERGY APPALACHIA, LLC
By:	Rice Energy Inc.,
its Sole Member

By:	/s/ Daniel J. Rice IV
Name: Daniel J. Rice IV
Title: Chief Executive Officer

SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT

OF RICE ENERGY MARKETING LLC

EXHIBIT A

Member	Membership Interest
Rice Energy Appalachia, LLC	100%

A-1